Exhibit 99.1

Niska Gas Storage Partners LLC Announces First Quarter Financial Results for Fiscal 2013

HOUSTON, TEXAS — August 2, 2012 - Niska Gas Storage Partners LLC (NYSE:NKA) (“Niska” or “the Company”) reported today financial results for the quarter ended June 30, 2012. The Company also provided an update on its current business environment and outlook.

Financial Results

Adjusted EBITDA (as defined below) for Niska’s first fiscal quarter ended June 30, 2012, was $52.7 million compared to $38.6 million for the fiscal quarter ended June 30, 2011.  Cash Available for Distribution (as defined below) was $37.3 million for the quarter, compared to $20.7 million in the first quarter last year. Adjusted EBITDA and Cash Available for Distribution in the three months ended June 30, 2012 included a benefit of approximately $1.3 million resulting from an inventory write down recorded by the Company in the fourth fiscal quarter ended March 31, 2012.  Niska experienced a net loss of $37.3 million in the three months ended June 30, 2012, compared to net earnings of $4.6 million in the same period last year. The loss per common and subordinated unit was $0.54 for the quarter ended June 30, 2012, compared to earnings of $0.07 per unit last year. The net loss in the current period included a non-cash inventory write-down of $22.3 million.  This additional write-down did not affect Adjusted EBITDA or Cash Available for Distribution in the current  quarter.

Operations and Outlook

“Based on our results for the first quarter, we expect fiscal 2013 to be in line with our guidance,” said Simon Dupéré, President and Chief Executive Officer. “Wider seasonal spreads at the beginning of the quarter have narrowed as a result of a moderating of natural gas supplies coupled with increased weather-related demand and significant coal-to-gas switching by power generators.  Beyond the near-term weather effects, we believe demand for natural gas as a whole will continue to increase, and that the increase in summer prices will be accompanied by an eventual corresponding rise in future prices for natural gas deliveries in winter and beyond. While market challenges persist, we have already locked in approximately 85% of our estimated revenues for the year, while retaining the ability to capture additional market opportunities should they occur. Accordingly, we are maintaining our previous guidance for the fiscal year ending March 31, 2013 of Adjusted EBITDA of $130 - $140 million and Cash Available for Distribution of $62 - $72 million.  These estimates exclude any beneficial impact of the inventory write-downs recorded in this period or in the fourth quarter of fiscal 2012.”

“As previously disclosed, we completed the amendment and restatement of our $400 million revolving credit agreement on June 29, 2012.  This new four-year agreement improves our borrowing costs due to an improved pricing grid and the elimination of a LIBOR floor and continues to supply ample liquidity for the future in connection with our optimization activities and growth opportunities.”

Distributions

Niska today announced a cash distribution of $0.35 per common unit. The distribution will be payable on Wednesday, August 15, 2012 to common unitholders of record at the close of business on Monday, August 13, 2012. This distribution represents the minimum quarterly distribution of $0.35 per unit, or $1.40 per common unit on an annualized basis, as set forth in Niska`s operating agreement.  The distribution rate is unchanged from the preceding quarter. The Company continued the suspension of payment of distributions on its subordinated units.

Earnings Call

Niska will host a conference call detailing its annual results on Thursday, August 2, 2012, at 10:00 a.m. Eastern Daylight Time (9:00 a.m. CDT). This call will be webcast by Thomson Reuters and can be accessed at Niska’s website at www.niskapartners.com.

If you are unable to participate in the webcast of the earnings call, you may access the live conference call by dialing the following numbers:

North America:	1-866-730-5769
International:	1-857-350-1593
Access Code:	69822360

A telephonic replay can be accessed until midnight, August 9, 2012 at the following numbers:

North America:	1-888-286-8010
International:	1-617-801-6888
Access Code:	12013415

In addition, an electronic replay and PDF transcript will be available on Niska’s website in the Investor Center section under the Presentations and Webcasts tab.

About Niska

Niska is the largest independent owner and operator of natural gas storage in North America, with strategically located assets in key natural gas producing and consuming regions. Niska owns and operates three facilities, including the AECO Hub(TM) in Alberta, Canada; Wild Goose in California; and Salt Plains in Oklahoma. Niska also contracts gas storage capacity on the Natural Gas Pipeline Company of America system. In total, Niska owns or contracts approximately 221.5 Bcf of gas storage capacity.

Forward Looking Statements

This press release includes “forward-looking statements” - that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. Our estimates of future Adjusted EBITDA and net income, as well as our expectation regarding expansion capital expenditures for our fiscal year, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Among these risks and uncertainties are (1) changes in general economic conditions; (2) our level of exposure to the market value of natural gas storage services could adversely affect our revenues and cash available to make distributions; (3) competitive conditions in our industry; (4) actions taken by third-party operators, processors and transporters; (5) changes in the availability and cost of capital; (6) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; (7) the effects of existing and future laws and governmental regulations; (8) the effects of future litigation; and (9) other factors and uncertainties inherent in the development and operation of natural gas storage facilities. Other factors that are not described that are unknown or unpredictable could also have a material adverse effect on future results.  For further discussion of risks and uncertainties, you should refer to Niska’s filings with the United States Securities and Exchange Commission. Actual results and future events could differ materially from those anticipated in such statements. Niska undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

*****

Non-GAAP Financial Measures

Niska uses and discloses the financial measures “Adjusted EBITDA” and “Cash Available for Distribution” in this press release.  Niska defines Adjusted EBITDA as net earnings before interest, income taxes, depreciation and amortization, unrealized risk management gains and losses, loss on extinguishment of debt, foreign exchange gains and losses, inventory impairment write-downs, gains and losses on asset dispositions, asset impairments (including goodwill) and other income.  Niska defines Cash Available for Distribution as Adjusted EBITDA reduced by interest expense (excluding amortization of deferred financing costs), income taxes paid, maintenance capital expenditures and other income.  Niska’s Adjusted EBITDA and Cash Available for Distribution are not presentations made in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).  Niska’s management utilizes Adjusted EBITDA and Cash Available for Distribution as key performance measures in order to assess:

•	the financial performance of Niska’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;
•	the ability of Niska’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;
•	repeatable operating performance that is not distorted by non-recurring items or market volatility; and
•	the viability of acquisitions and capital expenditure projects.

The GAAP measure most directly comparable to Adjusted EBITDA and Cash Available for Distribution is net earnings. For a reconciliation of Adjusted EBITDA to net earnings, please see the schedule provided in the attached pages.

Niska believes that investors benefit from having access to the same financial measures used by Niska’s management. Further, Niska believes that these measures are useful to investors because they are one of the bases for comparing Niska’s operating performance with that of other companies with similar operations, although Niska’s measures may not be directly comparable to similar measures used by other companies.

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding

Contact

Niska Gas Storage Partners LLC
Investor Relations:
Brandon Tran, Investor Relations Associate or

Vance E. Powers, Chief Financial Officer
(403) 513-8600

NISKA GAS STORAGE PARTNERS LLC

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(in thousands of U.S. dollars)

(unaudited)

	Three Months Ended
	June 30,
	2012	2011

REVENUES
Long-term contract	$27,661	$9,579
Short-term contract	9,400	5,566
Optimization, net	(39,848)	10,619
Total revenue	(2,787)	45,764

EXPENSES (INCOME)
Operating	8,091	10,828
General and administrative	9,839	7,143
Depreciation and amortization	11,824	10,000
Interest	16,508	18,653
Loss on extinguishment of debt	599	—
Foreign exchange gains	(185)	(7)
Other income	(176)	(18)
	46,500	46,599

LOSS BEFORE INCOME TAXES	(49,287)	(835)

Income tax benefit	(11,941)	(5,460)

NET EARNINGS (LOSS) AND COMPREHENSIVE INCOME	$(37,346)	$4,625

Net earnings (loss) allocated to:

Managing member	$(740)	$93
Common unitholders	$(18,487)	$2,266
Subordinated unitholder	$(18,119)	$2,266

Earnings (loss) per unit allocated to common unitholders - basic and diluted	$(0.54)	$0.07

Earnings (loss) per unit allocated to subordinated unitholders - basic and diluted	$(0.54)	$0.07

NISKA GAS STORAGE PARTNERS LLC

SELECTED FINANCIAL DATA AND NON-GAAP RECONCILIATIONS

(in thousands of U.S. dollars, except capacity amounts)

(unaudited)

	Three Months Ended
	June 30,
	2012	2011

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA and Cash Available for Distribution:
Net earnings (loss)	$(37,346)	$4,625
Add (deduct):
Interest expense	16,508	18,653
Income tax benefit	(11,941)	(5,460)
Depreciation and amortization	11,824	10,000
Unrealized risk management losses	51,148	10,820
Loss on extinguishment of debt	599	—
Foreign exchange gains	(185)	(7)
Other income	(176)	(18)
Write-down of inventory	22,281	—
Adjusted EBITDA	$52,712	$38,613
Less:
Cash interest expense, net	15,594	17,627
Income taxes (recovered) paid	(7)	286
Maintenance capital expenditures	—	3
Other income	(176)	(18)
Cash available for distribution	$37,301	$20,715
Revenue:
Long-term contract	$27,661	$29,579
Short-term contract	9,400	5,566
Proprietary optimization:
Realized optimization	33,621	21,439
Unrealized risk management losses	(51,188)	(10,820)
Write-down of inventory	(22,281)	—
Total	$(2,787)	$45,764
Total realized revenues	$70,682	$56,584
Capital expenditures:
Maintenance	$—	$3
Expansion and cost reduction	15,295	11,897
Total	$15,295	$11,900

Operating data:
Effective working gas capacity (Bcf)	221.5	206.5
Capacity added during the period

	June 30,	March 31,
	2012	2012
	(unaudited)

Selected Balance Sheet data
Cash and cash equivalents	$14,358	$13,342
Borrowings under revolving credit facility	$133,000	$150,000
Total debt excluding revolving credit facility	$643,790	$643,790
Members’ equity	$640,127	$690,390